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          STATEMENT RE COMPUTATION OF RATIOS


                                                                   EXHIBIT 12.01

                            SUMMIT SECURITIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


   The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                                            Year Ended September 30
                                  ---------------------------------------------------------------------------
                                     1999             1998             1997            1996          1995
                                  -----------     -----------      -----------     -----------    -----------

Income (loss) before
 extraordinary item               $ 2,814,828     $ 2,524,027      $ 1,851,240     $ 1,244,522    $   587,559
Add:
 Interest                           5,856,249       4,778,443        4,325,528       3,741,095      3,251,334
 Taxes on income                      529,430         544,034          126,905         237,951        239,707
                                  -----------     -----------      -----------     -----------    -----------
Adjusted earnings                 $ 9,200,507     $ 7,846,504      $ 6,303,673     $ 5,223,568    $ 4,078,600
                                  ===========     ===========      ===========     ===========    ===========
Preferred stock dividend
 requirements                     $   838,356     $   498,533      $   446,560     $   333,606    $   309,061
Ratio factor of income after
 provision for income taxes
 to income before provision
 for income taxes                          84%             82%              94%             84%            71%
Preferred stock dividend
 factor on pretax basis               996,027         605,971          477,196         397,387        435,297
Fixed charges
 Interest                           5,856,249       4,778,443        4,325,528       3,741,095      3,251,334
                                  -----------     -----------      -----------     -----------    -----------

Fixed charges and
 preferred stock
 dividends                        $ 6,852,276     $ 5,384,414      $ 4,802,724     $ 4,138,482    $ 3,686,631
                                  ===========     ===========      ===========     ===========    ===========
Ratio of adjusted earnings
 to fixed charges and
 preferred stock dividends               1.34            1.46             1.31            1.26           1.11
                                  ===========     ===========      ===========     ===========    ===========